Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of CNH Industrial N.V. for the registration of debt securities of CNH Industrial N.V. and to the incorporation by reference therein of our reports dated March 1, 2019, with respect to the consolidated financial statements of CNH Industrial N.V., and the effectiveness of internal control over financial reporting of CNH Industrial N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL
March 15, 2019